UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

POWERSHARES EXCHANGE-TRADED FUND TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PowerSHARES™ xtf™
xchange traded funds™

ADJOURNMENT NOTICE

Special Meeting of Shareholders adjourned until July 20, 2006

Dear Shareholder:

You have likely already received a letter from us in regard to the Special Meeting of Shareholders of your Fund, which was scheduled to be held on June 14, 2006.  Due to insufficient participation by shareholders, we had to adjourn the Special Meeting until July 20, 2006 at 10:00 a.m. central time.  This adjournment will allow shareholders who have not yet voted to have an opportunity to cast their important vote.  Our records indicate that you are among the shareholders who have not yet voted.  We need your help.

Please take a moment now and vote your shares so that another adjournment will not be needed.  This will save PowerShares and AMVESCAP additional expense and all shareholders will benefit from your participation.

Another copy of your ballot(s) has been enclosed with this letter for your convenience.  Should you have any questions regarding the proposal, please call the toll-free number 1-800-884-5197 ext. 112.  The following voting options have been set up for your convenience.

Vote by Touch-tone Phone.  You may cast your vote by telephone by calling the toll-free number found on the enclosed proxy card.

Vote Through the Internet.    You may cast your vote using the Internet by logging into the Internet address located on the enclosed proxy card and following the instructions on the website.

Vote by Mail.  You may cast your vote by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.  If convenient for you, please utilize one of the first two options above to insure that your response is received in time for the Special Meeting on July 20th.

Again, please do not hesitate to call toll-free 1-800-884-5197 ext. 112 if you have any questions regarding this matter.

If you have voted since the mailing of this letter, we apologize for the follow up mailing and thank you for your participation.

Thank you for your assistance with this important matter.

Sincerely,

/s/ H. Bruce Bond
H. Bruce Bond

President